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                                                                     EXHIBIT 8.2

                                April __, 1998



The ForeFront Group, Inc.
1360 Post Oak Boulevard
Suite 2050
Houston, Texas 77056
                                  TAX OPINION
Dear Sirs:


          This opinion is being delivered to you in connection with the Form S-4 Registration Statement filed with the Securities and Exchange Commission (which contains a Prospectus and Joint Proxy Statement) (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization dated as of March 16, 1998 (the "Reorganization Agreement") by and among CBT Group Public Limited Company, a public limited company organized under the laws of the Republic of Ireland ("CBT"), Rockets Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CBT ("Merger Sub"), and The ForeFront Group, Inc., a Delaware corporation ("ForeFront"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into ForeFront (the "Merger"), and ForeFront will become a wholly owned subsidiary of CBT.

          In rendering our opinion, we have assumed the Merger will occur in accordance with the (i) Reorganization Agreement and (ii) the Registration Statement on Form S-4, No. 333- ___ filed by [ForeFront] (collectively, the "Principal Agreements"). In addition, we have assumed that there are no other arrangements between CBT, ForeFront, Merger Sub, any parties to the Principal Agreements, or any stockholders thereof. Terms not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreements.

          In rendering our opinion, we have also assumed the due authorization, execution and delivery by each party thereto of all documents, the genuineness of all signatures, the authority of all persons signing such documents on behalf of each party thereto, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original document of any document submitted to us as a certified, conformed or photostatic copy. Further, we have relied on and assumed to be accurate, as of the date hereof and as of the Effective Time of the Merger, and without further inquiry, the tax representations made by and on behalf of CBT, Merger Sub, and ForeFront in those certain tax representation letters dated April __, 1998, delivered to us by CBT, Merger Sub and ForeFront
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The ForeFront Group, Inc.
April __, 1998
Page 2


and attached as Exhibit A (the "Tax Representation Letters"). We have also assumed that all representations made "to the best knowledge of" any person will be true, correct and complete as if made without such qualification.

          We are of the opinion, based on existing provisions of the Code, existing Treasury regulations, existing court decisions, and existing public rulings and other administrative interpretations, and based on our review of such documents as we have deemed necessary, and the representations and assumptions contained in the Principal Agreements and the Tax Representation Letters, all assumed to be accurate as of the date hereof and as of the Effective Time, that the Merger of Merger Sub with and into ForeFront pursuant to the Reorganization Agreement and in accordance with applicable state law will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

          This opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authorities upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth above prove to be inaccurate, as of the date hereof, our opinion may change.

          This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof.

          In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

          This opinion is for the sole benefit of the addressee and may not be quoted, filed with any governmental authority, or otherwise circulated or relied upon by any other person or for any other purposes without our prior written consent; however, we do hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement on Form S-4, No. 333-_____ filed by ForeFront and to the reference to our firm under the caption "U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement included in the Registration Statement.

                                    Very truly yours,